Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name	State/Country of Incorporation

1. Cerner Belgium BVBA	Belgium
2. Cerner Campus Redevelopment Corporation	Missouri
3. Cerner Canada Limited LLC	Delaware
4. Cerner Canada ULC	Canada
5. Cerner Capital, Inc.	Delaware
6. Cerner Chile Limitada	Chile
7. Cerner Chouteau Data Center, Inc.	Delaware
8. Cerner Corporation PTY Limited	New South Wales (Australia)
9. Cerner Deutschland GmbH	Germany
10. Cerner Egypt L.L.C	Egypt
11. Cerner Finland Oy	Finland
12. Cerner France SAS	France
13. Cerner Galt, Inc.	Delaware
14. Cerner Healthcare Sales India Private Limited	India
15. Cerner Health Services, Inc.	Delaware
16. Cerner Health Services Deutschland GmbH	Germany
17. Cerner Healthcare Solutions, Inc.	Delaware
18. Cerner Healthcare Solutions Private Limited	India
19. Cerner Health Connections, Inc.	Delaware
20. Cerner Iberia, S.L.U.	Spain
21. Cerner India Health Services Private Limited	India
22. Cerner India Sales Private Limited	India
23. Cerner Innovation, Inc.	Delaware
24. Cerner International, Inc.	Delaware
25. Cerner Ireland Limited	Ireland
26. Cerner Limited	United Kingdom
27. Cerner Lingologix, Inc.	Delaware
28. Cerner Math, Inc.	Delaware
29. Cerner México, S. de R. L. de C.V.	Mexico
30. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE
31. Cerner Middle East, Ltd.	Cayman Islands
32. Cerner Multum, Inc.	Delaware
33. Cerner Nederland B.V.	Netherlands
34. Cerner Global Holdings B.V.	Netherlands
35. Cerner Norge AS	Norway
36. Cerner Österreich GmbH	Austria
37. Cerner Portugal Unipessoal, Lda.	Portugal
38. Cerner Properties, Inc.	Delaware
39. Cerner Property Development, Inc.	Delaware
40. Cerner RevWorks, LLC	Delaware
41. Cerner România S.R.L	Romania
42. Cerner Singapore Limited LLC	Delaware
43. Cerner Slovensko s.r.o.	Slovakia
44. Cerner Soluções para a Saúde Ltda.	Brazil
45. Cerner Sverige AB	Sweden
46. Cerner (Malaysia) SDN BHD	Malaysia
47. The Health Exchange, Inc.	Missouri
48. Rockcreek Aviation, Inc.	Delaware